EXHIBIT 99.4

Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Data

Corporation

for the three months ended March 31, 2019 and 2018

This management’s discussion and analysis provides a review of the results of operations, financial condition and liquidity and capital resources of First Data Corporation (“First Data”, “we”, “us”, “our” or the “company” refer to First Data Corporation and its consolidated subsidiaries) and outlines the factors that affected recent results, as well as factors that may affect future results. Our actual results in the future may differ materially from those anticipated in these forward looking statements as a result of many factors, including those set forth under “Risk Factors,” “Forward Looking Statements” and elsewhere in First Data’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019. The following discussion should be read in conjunction with First Data’s unaudited consolidated financial statements and related notes appearing in Exhibit 99.2 to this Current Report on Form 8-K, as well as management’s discussion and analysis and consolidated financial statements for the year ended December 31, 2018 included in Exhibits 99.3 and 99.1, respectively, to this Current Report on Form 8-K.

Year over year percent changes are calculated on whole-dollar values as management views this as a more accurate representation of our performance. As such, the values herein may not recalculate due to rounding. Not meaningful percentage changes are indicated with NM.

Executive Overview

First Data Corporation sits at the center of global electronic commerce. We enable businesses to accept electronic payments, help financial institutions issue credit, debit and prepaid cards, and route secure transactions between them. We believe we offer our clients the most complete array of integrated solutions in the industry, covering their needs across next generation commerce technologies, merchant acquiring, issuer processing and related services, and network solutions. We believe we have the industry’s largest distribution network, consisting of partnerships with many of the world’s leading financial institutions, and our direct sales force. We are the largest merchant acquirer and issuer processor in the world, and operate the third largest independent network services in the United States.

Our business is characterized by transaction related fees and multi-year contracts, which allow us to grow alongside our clients and to achieve a high level of recurring revenues from our diverse client base. While the contracts typically do not specify fixed revenues to be realized thereunder, they do provide a framework for revenues to be generated based on volume of services provided during such contracts’ terms.

Pending Merger with Fiserv, Inc.

On January 16, 2019, First Data and Fiserv, Inc. (Fiserv), and 300 Holdings, Inc. (Merger Sub), a wholly-owned subsidiary of Fiserv, entered into an agreement and plan of merger (Merger Agreement), pursuant to which we will merge into Merger Sub (the Merger). The terms are subject to the conditions set forth in the Merger Agreement, which states at closing each share of our common stock issued and outstanding will be converted into the right to receive 0.303 (Exchange Ratio) of a share of common stock, par value $0.01 per share, of Fiserv. First Data’s equity awards will generally be converted into Fiserv equity awards after giving effect to the Exchange Ratio and appropriate adjustments and be governed by the same terms and conditions as applicable to First Data’s corresponding equity awards. Completion of the Merger is subject to customary closing conditions for both parties. We currently anticipate that we will close the merger during the second half of 2019. For additional information see Form 425 and Form 8-K filed with the Securities and Exchange Commission dated January 16, 2019 and available through the “Investor Relations” portion of our website at http://investor.firstdata.com.

On March 15, 2019, First Data, following the declaration by the U.S. Securities and Exchange Commission on March 14, 2019 that the Registration Statement of Fiserv became effective, received the written consent of New Omaha Holdings L.P. ( New Omaha), with respect to 364,441,146 shares of Class B common stock of First Data, to approve (i) the adoption of the Merger Agreement and (ii) the adoption of a resolution regarding certain Merger-related executive officer compensation payments that will or may be made to First Data’s named executive officers in connection with the Merger. The completion of the Merger remains subject to the satisfaction or waiver of customary closing conditions.

Components of Revenue

We generate revenue by providing commerce-enabling solutions. Our major components of revenue have not changed from those discussed within Exhibit 99.3 to this Current Report on Form 8-K.

Factors Affecting the Comparability of Our Results of Operations

As a result of a number of factors, our historical results of operations are not comparable from period to period and may not be comparable to our financial results of operations in future periods. Key factors affecting the comparability of our results of operations are summarized below.

Currency Impact

Although the majority of our revenue is earned in U.S. dollars, a portion of our revenues and expenses are in foreign currencies. As a result, changes in foreign currencies against the U.S. dollar can impact our results of operations. Additionally, we have intercompany debts in foreign currencies which impact our results of operations. In recent periods, the U.S. dollar has fluctuated versus most foreign currencies, which has impacted our operating results generated in foreign currencies as presented in U.S. dollars in our unaudited consolidated financial statements. We believe the presentation of organic constant currency and constant currency provides relevant information and we use these non-GAAP financial measures to, among other things, evaluate our ongoing operations by excluding the impact to foreign currency fluctuations. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for our related financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP). For additional information on our organic constant currency and constant currency calculation, see “Segment Results”.

Acquisitions and Divestitures

Acquisitions and divestitures over the past year have impacted the comparability of our financial results. The disposition of the remittance processing business in the U.S. is reflected in Global Financial Solutions segment results through the disposition date of August 15, 2018. The disposition of the card processing business in Central and Southeastern Europe, is primarily reflected in our Global Financial Solutions segment results through the disposition date of September 28, 2018. The acquisition of Software Express is reflected in the Global Business Solutions segment results as of March 11, 2019. See note 11 “Acquisitions” in our unaudited consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K and note 13 “Acquisitions and Dispositions” in Exhibit 99.1 to this Current Report on Form 8-K for the year ended December 31, 2018 for additional information.

Results of Operations

Consolidated results should be read in conjunction with note 7 “Segment Information” in our unaudited consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K, which provides more detailed discussions concerning certain components of our unaudited consolidated statements of income. All significant intercompany accounts and transactions have been eliminated within the consolidated results.

Overview

The table below reconciles Net income attributable to First Data Corporation for the three months ended March 31, 2018 to March 31, 2019:

(in millions)	Three months ended March 31,
Net income attributable to First Data Corporation ending March 31, 2018	$101
Better (worse):
Revenues excluding reimbursable items	40
Cost of revenues	22
Selling, general, and administrative	(13)
Depreciation and amortization	4
Other operating expenses, net	24
Interest expense, net	30
Loss on debt extinguishment	(1)
Other expense	(24)
Income tax	(2)
Equity earnings in affiliates	3
Net income attributable to noncontrolling interests and redeemable noncontrolling interest	(15)

Net income attributable to First Data Corporation ending March 31, 2019	$169

Segment Results

We operate three reportable segments: Global Business Solutions (GBS), Global Financial Solutions (GFS), and Network & Security Solutions (NSS). Our segments are designed to establish global lines of businesses that work seamlessly with our teams in our regions of North America (United States and Canada), EMEA (Europe, Middle East, and Africa), LATAM (Latin America and Caribbean region), and APAC (Asia Pacific).

The business segment measurements provided to and evaluated by the chief operating decision maker are computed in accordance with the principles listed below:

•	The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

•	Intersegment revenues are eliminated in the segment that sells directly to the end market.

•	Segment revenue excludes reimbursable items.

•

Segment EBITDA (earnings before net interest expense, income taxes, depreciation, and amortization) includes equity earnings in affiliates and excludes net income attributable to noncontrolling interests, other operating expenses, net, other expense, and stock-based compensation.

•

For significant affiliates, segment revenue and segment EBITDA are reflected based on our proportionate share of the results of our investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. For other affiliates, we include equity earnings in affiliates, excluding amortization expense, in segment revenue and segment EBITDA.

•

Corporate operations include corporate-wide governance functions such as our executive management team, tax, treasury, internal audit, corporate strategy, and certain accounting, human resources and legal costs related to supporting the corporate function. Costs incurred by Corporate that are attributable to a segment are allocated to the respective segment.

•

Certain measures exclude the estimated impact of foreign currency changes. To present this information, monthly results during the periods presented for entities with functional currencies other than U.S. dollars are translated into U.S. dollars at the average exchange rates in effect during the corresponding month of the prior period, rather than the actual average exchange rates in effect during the current period. Once translated, each month during the periods presented is added together to calculate the constant currency results for the periods presented.

•

Organic constant currency growth is defined as reported growth adjusted for the following, if applicable: (1) excludes the impacts of period-over-period currency rate changes in the current period; (2) excludes the results of significant divestitures in the prior period; and (3) includes the results of significant acquisitions in the prior period.

•	Currency impact is defined as the difference between the current period’s actual results and the same period’s results converted with the prior period’s foreign exchange rate.

Operating revenues overview

	Three months ended March 31,		Percent Change	Organic Constant Currency Percent Change
(in millions)	2019	2018
Consolidated revenues	$2,316	$2,282
Adjustments:
Non wholly-owned entities	(7)	(4)
Reimbursable items	(192)	(198)

Total segment revenues	$2,117	$2,080	2%	8%

	Three months ended March 31,		Percent Change	Organic Constant Currency Percent Change
(in millions)	2019	2018
Segment revenues:
Global Business Solutions	$1,387	$1,318	5%	10%
Global Financial Solutions	369	400	(8)%	9%
Network & Security Solutions	361	362	—%	—%

Total segment revenues	$2,117	$2,080	2%	8%

Global Business Solutions segment results

The following table displays total segment revenue by region:

(in millions)	Three months ended March 31, 2018	Acquisitions/(Dispositions)	Core Growth	Currency Impact	Three months ended March 31, 2019	Percent Change	Organic Constant Currency Percent Change
Revenues:
North America	$1,014	$—	$56	$(1)	$1,069	5%	5%
EMEA	168	(2)	13	(13)	166	(1)%	8%
LATAM	88	2	52	(42)	100	14%	58%
APAC	48	—	7	(3)	52	9%	16%

Total segment revenue	$1,318	$—	$128	$(59)	$1,387	5%	10%

Global Financial Solutions segment results

The following table displays total segment revenue by region:

(in millions)	Three months ended March 31, 2018	(Dispositions)	Core Growth	Currency Impact	Three months ended March 31, 2019	Percent Change	Organic Constant Currency Percent Change
Revenues:
North America	$228	$(20)	$13	$—	$221	(3)%	6%
EMEA	110	(26)	4	(5)	83	(25)%	5%
LATAM	31	—	10	(8)	33	4%	29%
APAC	31	—	3	(2)	32	6%	13%

Total segment revenue	$400	$(46)	$30	$(15)	$369	(8)%	9%

Network & Security Solutions segment results

The following table displays total segment revenue by product:

(in millions)	Three months ended March 31, 2018	Core Growth (Decline)	Three months ended March 31, 2019	Percent Change	Organic Constant Currency Percent Change
Revenues:
EFT Network	$120	$5	$125	4%	4%
Security and Fraud	112	(2)	110	(2)%	(2)%
Stored Value Network	84	(1)	83	(2)%	(1)%
Other	46	(3)	43	(4)%	(4)%

Total segment revenue	$362	$(1)	$361	—%	—%

Operating expenses overview

	Three months ended March 31,		Percent Change	Constant Currency Percent Change
(in millions)	2019	2018
Cost of revenues (exclusive of items shown below)	$757	$779	(3)%	—%
Selling, general, and administrative	660	647	2%	4%

Cost of revenues and Selling, general, and administrative expenses	1,417	1,426	(1)%	2%
Depreciation and amortization	246	250	(2)%	4%
Other operating expenses, net	36	60	(40)%	(40)%

Total expenses (excluding reimbursable items)	1,699	1,736	(2)%	1%
Reimbursable items	192	198	(3)%	(3)%

Total expenses	$1,891	$1,934	(2)%	—%

Cost of revenues and Selling, general, and administrative expenses

(in millions)	Three months ended March 31, 2018	Acquisitions/(Dispositions)(a)	Core Growth (Decline)		Three months ended March 31, 2019	Percent Change	Constant Currency Percent Change
Sales and distribution incentives	$302	$—	$43	(b)	$345
Salaries, wages, bonus, and outside professional fees	641	(21)	(22	) (c)	598
Stock-based compensation	74	—	(18	) (d)	56
Cost of products sold	82	(1)	16	(e)	97
Software, telecommunication infrastructure, and repairs	93	(2)	5		96
Other	234	(2)	(7)		225

Cost of revenues and Selling, general, and administrative expenses	$1,426	$(26)	$17		$1,417	(1)%	2%

(a)

Expenses were impacted by the acquisition of Software Express in March 2019, the dispositions of the remittance processing business in August 2018, and disposition of the card processing business in Central and Southeastern Europe in September 2018. See note 11 “Acquisitions” in our unaudited consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K and note 13 “Acquisitions and Dispositions” in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

(b)	Increase related to growth in our merchant acquiring business.
(c)	Decrease primarily due to cost savings initiatives.
(d)	Decrease primarily due to cost savings initiatives and sizable stock awards which vested prior to the three months ended March 31, 2019.
(e)	Increase primarily due to organic growth and initial direct cost related to hardware revenue.

Depreciation and amortization

	Three months ended March 31,		Percent Change	Constant Currency Percent Change
(in millions)	2019	2018
Depreciation expense	$83	$82	1%
Amortization expense	163	168	(3)%

Depreciation and amortization	$246	$250	(2)%	4%

Other operating expenses, net

	Three months ended March 31,		Percent Change	Constant Currency Percent Change
(in millions)	2019	2018
Restructuring, net	$3	$32
Deal and deal integration costs	33	7
Merchant matters	—	20
Other	—	1

Other operating expenses, net(a)	$36	$60	(40)%	(40)%

(a)

See note 10 “Other Operating Expenses, Net” in our unaudited consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K for additional information regarding other operating expenses.

Interest expense, net

	Three months ended March 31,		Percent Change	Constant Currency Percent Change
(in millions)	2019	2018
Interest expense, net(a)	$203	$233	(13)%	(13)%

(a)	See note 2 “Borrowings” in our unaudited consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K for additional information.

Other expense

	Three months ended March 31,		Percent Change	Constant Currency Percent Change
(in millions)	2019	2018
Non-operating foreign currency loss	$(2)	$(3)
Other miscellaneous expense(a)	(25)	—

Other expense	$(27)	$(3)	NM	NM

(a)

For the three months ended March 31, 2019 we recorded expenses of $23 million for an out of period adjustment, which impacted multiple years, related to correction of a lease classification error. We do not believe this adjustment will be material to the financial statements for the year ended December 31, 2019 and it is not material to previously reported financial statements.

Income taxes

See note 8 “Income Taxes” in our unaudited consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K for additional information.

Equity earnings in affiliates

	Three months ended March 31,		Percent Change	Constant Currency Percent Change
(in millions)	2019	2018
Equity earnings in affiliates(a)	$52	$49	6%	8%

(a)

Equity earnings in affiliates is related to the earnings of our unconsolidated merchant alliance partnerships. The improvement in equity earnings for the three months ended March 31, 2019 was driven primarily by lower amortization expense as one of our equity method investments was fully amortized by December 31, 2018.

Net income attributable to noncontrolling interests and redeemable noncontrolling interest

	Three months ended March 31,		Percent Change	Constant Currency Percent Change
(in millions)	2019	2018
Net income attributable to noncontrolling interests and redeemable noncontrolling interest(a)	$48	$33	45%	48%

(a)

Net income attributable to noncontrolling interests and redeemable noncontrolling interest relates to the ownership interest of our alliance partners in our consolidated results. The improvement in Net income attributable to noncontrolling interests and redeemable noncontrolling interest for the three months ended March 31, 2019 was primarily driven by the non-recurrence of a $10 million expense related to a merchant matter in the prior year period.

Segment EBITDA Overview

The following table displays total segment EBITDA by segment and illustrates, on a percentage basis, the impact of foreign currency fluctuations on revenue growth for the periods presented:

(in millions)	Three months ended March 31, 2018	(Dispositions)(a)	Core Growth (Decline)	Currency Impact	Three months ended March 31, 2019	Reported Percent Change	Organic Constant Currency Percent Change
Segment EBITDA:
Global Business Solutions	$434	$(1)	$67	$(29)	$471	8%	15%
Global Financial Solutions	166	(10)	—	(9)	147	(12)%	—%
Network & Security Solutions	175	—	20	—	195	11%	11%
Corporate	(45)	—	(14)	—	(59)	(26)%	(26)%

Total Segment EBITDA (non-GAAP)	$730	$(11)	$73	$(38)	$754	3%	10%

(a)	EBITDA was impacted by the acquisitions and dispositions discussed previously.

The following table displays Segment EBITDA margin as reported by segment for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,				Organic Constant Currency Percent Change
	2019	2018	Reported Percent Change
Segment EBITDA Margin:
Global Business Solutions	34.0%	32.9%	110	bps	170	bps
Global Financial Solutions	39.8%	41.5%	(170	) bps	(340	) bps
Network & Security Solutions	54.0%	48.3%	570	bps	570	bps
Total Segment EBITDA Margin	35.6%	35.1%	50	bps	80	bps

Global Business Solutions The increase for the three months ended March 31, 2019 was positively impacted by business mix, including timing of network assessment fees and lower hardware revenue.

Global Financial Solutions The decrease for the three months ended March 31, 2019 was impacted by added costs primarily associated with the ramping up of new deals.

Network & Security Solutions The increase for the three months ended March 31, 2019 was impacted by expense management initiatives and the non-renewal of a low-margin plastics client in the prior year.

Adjusted Net Income

Adjusted net income is a non-GAAP financial measure used by management that provides additional insight on performance. Adjusted net income excludes amortization of acquisition-related intangibles, stock-based compensation, restructuring costs, certain discrete tax items and other items affecting comparability and, therefore, provides a more complete understanding of continuing operating performance. Management believes that the presentation of adjusted net income provides users of our financial statements greater transparency into ongoing results of operations allowing them to better compare our results from period to period. This non-GAAP measure is not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, adjusted net income is not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. These measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures.

The following table reconciles the reported Net income attributable to First Data Corporation presented in accordance with GAAP to the non-GAAP financial measure of adjusted net income for the periods presented:

	Three months ended March 31,
(in millions)	2019	2018	% Change
Net income attributable to First Data Corporation	$169	$101	67%
Adjustments:
Stock-based compensation	56	74	(24)%
Loss on debt extinguishment	1	—	NM
Amortization of acquisition intangibles and deferred financing costs(a)	89	106	(16)%
Other operating expenses, net and Other expense	63	63	—%
Other(b)	—	(11)	NM
Discrete tax items(c)	—	6	NM
Income tax on above items(d)	(75)	(60)	(25)%

Adjusted net income attributable to First Data Corporation	$303	$279	9%

(a)

Represents amortization of intangibles established in connection with the 2007 merger and acquisitions we have made since 2007, excluding the percentage of our consolidated amortization of acquisition intangibles related to non-wholly owned consolidated alliances equal to the portion of such alliances owned by our alliance partners. This line also includes amortization related to deferred financing costs of $3 million and $5 million for the three months ended March 31, 2019 and 2018, respectively.

(b)	The 2018 balance represents adjustments for non wholly-owned entities.
(c)

We exclude from “Adjusted net income attributable to First Data Corporation” certain discrete tax items, such as tax law changes, tax impact of mergers and acquisitions, valuation allowance releases, and tax reserves related to issues that arose before KKR acquired us.

(d)

The tax effect of the adjustments between our GAAP and adjusted results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. effective tax rate for certain adjustments, including the majority of amortization of intangible assets, deferred financing costs, stock compensation, and loss on debt extinguishment; whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable effective tax rate(s) in those jurisdictions.

Liquidity and Capital Resources

Our source of liquidity is principally cash generated from operating activities supplemented by our receivable securitization facility and, as necessary, on a short-term basis by borrowings against our senior secured revolving credit facility. We believe our current level of cash and short-term financing capabilities along with future cash flows from operations are sufficient to meet the ongoing needs of the business. To the extent future cash flows exceed the ongoing needs of the business, we expect to use all or a portion of the excess cash to reduce our debt balances.

Total borrowings and net debt

For the three months ended March 31, 2019, we used a portion of excess cash generated by the business and existing cash on hand to reduce outstanding debt and complete strategic acquisitions. The table below shows the net debt balances as of March 31, 2019 and December 31, 2018. Net debt is a non-GAAP measure defined as total long-term borrowings plus short-term and current portion of long-term borrowings at par value excluding lines of credit used for settlement purposes less cash and cash equivalents. We believe that net debt provides additional insight on the level and management of leverage. Net debt is not, and should not be viewed as, a substitute for total outstanding borrowings under GAAP.

(in millions)	As of March 31, 2019	As of December 31, 2018
Total long-term borrowings	$16,282	$16,429
Total short-term and current portion of long-term borrowings	1,159	1,170

Total borrowings	17,441	17,599
Unamortized discount and unamortized deferred financing costs	88	94

Total borrowings at par	17,529	17,693
Less: settlement lines of credit	127	224

Gross debt excluding settlement lines of credit	17,402	17,469
Less: cash and cash equivalents	619	555

Net debt	$16,783	$16,914

Our current level of debt may limit our ability to obtain additional funding at our current funding rate beyond our senior secured revolving credit facility and receivable securitization facility, if needed. See note 2 “Borrowings” in our unaudited consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K for additional information.

Credit ratings

As of April 30, 2019, our long-term corporate family rating from Moody’s was Ba3 (outlook positive). Long-term local issuer credit rating from Standard and Poor’s was BB- (outlook stable) and the long-term issuer default rating from Fitch was BB- (outlook positive). A decrease in our credit ratings could affect our ability to access future financing at current funding rates, which could result in increased interest expense in the future.

As a result of the planned merger with Fiserv as described in note 1 “Basis of Presentation and Summary of Significant Accounting Policies” in our unaudited consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K, all three credit agencies have put us on the watch list for upgrade.

Cash and cash equivalents

Investments (other than those included in settlement assets) with original maturities of three months or less (that are readily convertible to cash) are considered to be cash equivalents and are stated at cost, which approximates market value. As of March 31, 2019 and December 31, 2018, we held $619 million and $555 million in cash and cash equivalents, respectively.

The table below details the cash and cash equivalents as of March 31, 2019 and December 31, 2018:

	As of March 31, 2019				As of December 31, 2018
(in millions)	Available	Unavailable		Total	Available	Unavailable		Total
Domestic	$62	$150	(a)	$212	$28	$156	(a)	$184
International	208	199	(b)	407	200	171	(b)	371

Total	$270	$349		$619	$228	$327		$555

(a)

Represents cash held by two of our domestic entities that are not available to fund operations outside of these entities unless the Board of Directors of these respective entities declare a dividend. Also, one of these entities is subject to regulatory capital requirements that must be satisfied before a dividend may be declared.

(b)

Consolidated foreign joint ventures held $194 million and $169 million in cash and cash equivalents as of March 31, 2019 and December 31, 2018, respectively. Distributions of these funds are subject to the joint ventures’ Board of Directors authorization.

Cash flows

The table below summarizes cash flows for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
Source/(use) (in millions)	2019	2018
Net cash provided by operating activities	$615	$534
Net cash used in investing activities	(261)	(143)
Net cash used in financing activities	(275)	(304)

Cash provided by operating activities

The table below reconciles the change in operating cash flows for the three months ended March 31, 2018 to March 31, 2019:

Source/(use) (in millions)	Three months ended March 31, 2019
Net cash provided by operating activities, previous period	$534
Increases (decreases) in:
Net income, excluding other operating expenses, net and other expense(a)	82
Depreciation and amortization	(10)
Working capital(b)	9

Net cash provided by operating activities, end of period	$615

(a)	Excludes loss on debt extinguishment, stock-based compensation expense, and other non-cash items.
(b)	Change driven by timing of receipts and payments.

Our operating cash flow is impacted by our level of debt. Approximately $267 million and $237 million in cash interest, net of interest rate swap settlements, was paid during the three months ended March 31, 2019 and 2018, respectively. The increase in cash interest, net of interest rate swap settlements, is due to timing of payments.

See “Item 3. Quantitative and Qualitative Disclosures About Market Risk” in the First Data Quarterly Report on Form 10-Q for the three months ended March 31, 2019 for a detailed discussion on how a 100 basis point increase in the applicable London Interbank Offered Rate (LIBOR) index on an annualized basis would impact our annual interest expense.

Cash used in investing activities

The table below summarizes the changes in investing activities for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
Source/(use) (in millions)	2019	2018	Change
Acquisitions(a)	$(73)	$(17)	$(56)
Capital expenditures(b)	(166)	(139)	(27)
Other(c)	(22)	13	(35)

Net cash used in investing activities	$(261)	$(143)	$(118)

(a)

See note 11 “Acquisitions” in our unaudited consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K and note 13 “Acquisitions and Dispositions” in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

(b)	Change in capital expenditures is related to an increase in cash outlays for software, technology, and building improvements.
(c)	Other represents proceeds from maturity of net investment hedges, purchase of investments, and other investing activities.

Cash used in financing activities

The table below summarizes the changes in financing activities for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
Source/(use) (in millions)	2019	2018	Change
Net debt transactions (a)	$(166)	$(206)	$40
Other (b)	(109)	(98)	(11)

Net cash used in financing activities	$(275)	$(304)	$29

(a)

Details regarding our debt structure are provided in note 2 “Borrowings” in our unaudited consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K for additional information.

(b)

Other represents payment of taxes related to net settlement of equity awards, distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest, and other financing activities.

Free Cash Flow

Free cash flow is a non-GAAP measure defined as cash flow provided by operating activities less capital expenditures and distributions to minority interests, and other. We consider free cash flow to be a liquidity measure that provides useful information to management and users of our financial statements about the amount of cash generated by the business which can be used to, among other things, reduce outstanding debt and/or complete strategic acquisitions. Free cash flow is not, and should not be viewed as, a substitute for GAAP reported financial information.

The table below reconciles cash flow from operations to free cash flow for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
Source/(use) (in millions)	2019	2018	Change
Net cash provided by operating activities (a)	$615	$534	$81
Capital expenditures(b)	(166)	(139)	(27)
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest, and other(c)	(52)	(27)	(25)

Free cash flow	$397	$368	$29

(a)	See “Cash provided by operating activities”.
(b)	See “Cash used in investing activities”.
(c)

Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest, and other decreased due to a non-recurring $26 million received from the maturity of a net investment hedge in 2018.

Letters and lines of credit

	Total Available(a)		Total Outstanding
(in millions)	As of March 31, 2019	As of December 31, 2018	As of March 31, 2019	As of December 31, 2018
Letters of credit(b)	$283	$283	$35	$35
Lines of credit	378	516	127	224

(a)	Total available without giving effect to amounts outstanding.
(b)	See note 2 “Borrowings” in our unaudited consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K.

In the event one or more of the aforementioned lines of credit becomes unavailable, we will utilize our existing cash, cash flows from operating activities or our senior secured revolving credit facility to meet our liquidity needs.

Covenant Compliance

Under the senior secured revolving credit and term loan facilities, certain limitations, restrictions, and defaults could occur if we are not able to satisfy and remain in compliance with specified financial ratios. We have agreed that we will not permit the Consolidated Senior Secured Debt to Covenant EBITDA (both as defined in the agreement) Ratio for any 12 month period (last four fiscal quarters) to be greater than 6.00 to 1.00.

The breach of this covenant could result in a default under the senior secured revolving credit facility and the senior secured term loan credit facility and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration could also result in a default under the indentures for the senior secured notes. As of March 31, 2019, we were in compliance with all applicable covenants, including our sole financial covenant with Consolidated Senior Secured Debt of $14.0 billion, Covenant EBITDA of $3.6 billion, and a Ratio of 3.83 to 1.00.

The calculation of Covenant EBITDA under our senior secured facilities was as follows:

(in millions)	Last twelve months ended March 31, 2019
Net income attributable to First Data Corporation	$1,073
Interest expense, net	887
Income tax expense	51
Depreciation and amortization	1,080

EBITDA	3,091
Loss on debt extinguishment	153
Stock-based compensation	230
Net income attributable to noncontrolling interests and redeemable noncontrolling interest	208
Projected near-term cost savings and revenue enhancements(a)	48
Restructuring, net	56
Non-operating foreign currency losses	(7)
Equity entities taxes, depreciation and amortization(b)	18
Divestitures, net	(197)
Other(c)	47

Covenant EBITDA	$3,647

(a)

Reflects cost savings and revenue enhancements projected to be realized as a result of specific actions as if they were achieved on the first day of the period. Includes cost savings initiatives associated with the business optimization projects and other technology initiatives. We may not realize the anticipated cost savings pursuant to our anticipated timetable or at all.

(b)	Represents our proportional share of income taxes, depreciation, and amortization on equity method investments.
(c)

Includes items such as pension losses, litigation and regulatory settlements, impairments, deal and deal integration costs, acquisitions and dispositions, and other as applicable to the period presented.

Off-Balance Sheet Arrangements

During the three months ended March 31, 2019, there were no material changes outside the ordinary course of business in our off-balance sheet arrangements from those reported as of December 31, 2018 in our Annual Report on Form 10-K for the year ended December 31, 2018.

Contractual Obligations

During the three months ended March 31, 2019, there were no material changes outside the ordinary course of business in our contractual obligations and commercial commitments from those reported as of December 31, 2018 in our Annual Report on Form 10-K for the year ended December 31, 2018.

Critical Accounting Policies

Our critical accounting policies have not changed from those reported as of December 31, 2018 in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018.

New Accounting Guidance

See note 1 “Basis of Presentation and Summary of Significant Accounting Policies” in our unaudited consolidated financial statements in Exhibit 99.2 to this Current Report on Form 8-K for new accounting guidance.